EXHIBIT 5.1

March 20, 2026

Damora Therapeutics, Inc.

221 Crescent Street

Building 23, Suite 105

Waltham, MA 02453

Re: Damora Therapeutics, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”), of Damora Therapeutics, Inc., a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the offering by the Company of up to (i) 9,299,832 shares of the Company’s common stock, $0.00001 par value per share (the “Common Stock”), issuable to eligible individuals under the Damora Therapeutics, Inc. 2026 Equity Incentive Plan (the “2026 Plan”), (ii) 619,989 shares of Common Stock issuable to eligible individuals under the Damora Therapeutics, Inc. 2026 Employee Stock Purchase Plan (the “2026 ESPP”), and (iii) 434,508 shares of Common Stock issuable pursuant to outstanding options under the Damora Therapeutics, Inc. 2025 Equity Incentive Plan (the “2025 Plan” and together with the 2026 Plan and 2026 ESPP, the “Plans”) assumed by the Company in connection with the acquisition of Damora Therapeutics, Inc., a private corporation, and converted into options to purchase shares of Common Stock.

We have examined the Plans and the originals, or photostatic or certified copies, of such records of the Company and certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinions set forth below. We have also made such other investigations as we have deemed relevant and necessary or appropriate in connection with the opinion hereinafter set forth. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. We have also assumed that there are no agreements or understandings between or among the Company and any participants in the Plans that would expand, modify or otherwise affect the terms of the Plans or the respective rights or obligations of the participants thereunder. Finally, we have assumed the accuracy of all other information provided to us by the Company during the course of our investigations, on which we have relied in issuing the opinion expressed below.

Based upon the foregoing examination and in reliance thereon, and subject to the assumptions stated and in reliance on statements of fact contained in the documents that we have examined, we are of the opinion that the shares of Common Stock issuable under the Plans, when issued and sold in accordance with the terms of the Plans and against payment therefor, and when the Registration Statement has become effective under the Securities Act, will be validly issued, fully paid and non-assessable.

March 19, 2026 Page 2

We render no opinion herein as to matters involving the laws of any jurisdiction other than the Delaware General Corporation Law (the “DGCL”). This opinion is limited to the effect of the current state of the law of the DGCL and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such law or the interpretations thereof or such facts. We express no opinion regarding any state securities laws or regulations.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours, /s/ Gibson, Dunn & Crutcher LLP Gibson, Dunn & Crutcher LLP